UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MAYOR’S JEWELERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	59-2290953
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

14051 Northwest 14th Street, Suite 200 Sunrise, Florida	33323
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered:	each class is to be registered:
Preferred Share Purchase Rights	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

     This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (File No. 001-09647) initially filed with the Securities and Exchange Commission on December 2, 1996 by Mayor’s Jewelers, Inc. (the “Company”), as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

     On April 18, 2005, the Company executed an amendment (the “Amendment”) to its Rights Agreement dated as of November 21, 1996 between the Company and SunTrust Bank f/k/a SunTrust Bank, Atlanta (the “Rights Agreement”). The Amendment amends certain terms of the Rights Agreement to provide that the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of April 18, 2005, by and among the Company, Henry Birks & Sons Inc. (“Birks”), and Birks Merger Corporation (the “Merger Sub”) (the “Merger Agreement”) do not trigger any rights under the Rights Agreement.

     In particular, the Amendment provides that none of Birks, the Merger Sub, or any of their shareholders shall be deemed an “Acquiring Person” as a result of the Company’s entering into the Merger Agreement. The Amendment also redefines “Final Expiration Date” to include a potential earlier date at which the Rights Agreement will terminate and the rights will expire.

     The Amendment is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment.

Item 2. Exhibits.

     The following document is filed as an exhibit to this registration statement.

4.1	Rights Agreement, dated November 21, 1996, between the Company and SunTrust Bank f/k/a SunTrust Bank, Atlanta (incorporated by reference from the Company’s Form 8-A filed on December 2, 1996).

4.2	Amendment to Rights Agreement, dated April 18, 2005, between the Company and SunTrust Bank.

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MAYOR’S JEWELERS, INC.
By:	/s/ Marc Weinstein
	Name:	Marc Weinstein
	Title:	Senior Vice President and Chief Administrative Officer

Dated: April 20, 2005

EXHIBIT INDEX

4.1	Rights Agreement, dated November 21, 1996, between the Company and SunTrust Bank f/k/a SunTrust Bank, Atlanta (incorporated by reference from the Company’s Form 8-A filed on December 2, 1996).

4.2	Amendment to Rights Agreement, dated April 18, 2005, between the Company and SunTrust Bank.

4